Exhibit 99.1

Re:	Rescission Offer- Fifth Third Bancorp 401(k) Savings Plan

Dear Fifth Third 401(k) Savings Plan Participant:

Fifth Third is offering to buy back any shares that you acquired pursuant to the Fifth Third Bancorp 401(k) Savings Plan between November 10, 2015 and November 10, 2016, or to reimburse you for any losses you may have incurred if you have already sold these shares. Fifth Third is making this offer in order to provide you with relief in case you received shares that were inadvertently omitted from inclusion on our Form S-8 registration statement. No action is required if you do not wish to participate in the offer.

It is entirely your choice whether to accept Fifth Third’s offer, and we will only accept your request to participate if it would be economically beneficial to you. Based on the stock price as of April 21, 2017, we do not expect that any affected persons would obtain an economic benefit by participating in the offer unless they previously sold shares acquired in the applicable period at a loss. However, the ultimate calculation of economic benefit with respect to your shares will be conducted on the expiration date of the offer, and will be based on the closing stock price on that date.

If you have questions regarding whether you should accept the offer, see “Questions and Answers about the Rescission Offer — Should I accept the Rescission Offer?” and “— What will I receive if I accept the Rescission Offer?” in the accompanying prospectus supplement for more information.

You may also be entitled to participate in the rescission offer under other Fifth Third plans. You will receive a separate letter for each affected plan. Please review each of those letters carefully, as the offer terms vary depending on the affected plan and your election under this plan will not constitute acceptance or rejection of the offer with respect to any other plans. You may have up to four different elections to make.

This offer, also known as a “Rescission Offer,” expires at 4:00 P.M., Eastern Time, on June 2, 2017. If you choose to accept the offer, please complete the enclosed Rescission Offer Election Form and return it (along with all required accompanying documents) according to the instructions contained therein, so that it is received before the offer expires.

We encourage you to carefully read all the materials contained in this package for full details on the terms and conditions of this Rescission Offer. If you have any questions after reviewing these materials, call the information agent for the Rescission Offer, D.F. King & Co., Inc. at 1-800-758-5378, Monday through Friday, between the hours of 8:00 A.M. and 10:00 P.M., Eastern Time.

Regards,

Fifth Third Bancorp

Fifth Third Bancorp has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3, SEC Registration Number 333-210429 (including a prospectus), and a prospectus supplement (included in this mailing) for the Rescission Offer to which this communication relates. Before you make a decision with respect to the Rescission Offer, you should read the enclosed prospectus and prospectus supplement, as well as other documents Fifth Third Bancorp has filed with the SEC for more complete information about Fifth Third Bancorp and the Rescission Offer. You may get these documents for free by visiting the SEC’s web site at http://www.sec.gov.